Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated May 20, 2020 (the “Effective Date”), is by and between Tivity Health, Inc., a Delaware corporation (“Company”), and Richard M. Ashworth (“Executive”).

WHEREAS, the Company desires to employ the Executive as Chief Executive Officer (“CEO”) of the Company, and the Executive desires to hold such position upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

I.	EMPLOYMENT. The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

II.

TERM. The term of employment of the Executive pursuant to this Agreement (as the same may be extended, the “Term”) shall begin as of June 1, 2020 (the “Start Date”) and continue until the earlier of (i) the Date of Termination (as defined below) or (ii) 11:59 pm Central time on the third anniversary of the Start Date.  Unless terminated prior to the third anniversary of the Start Date in accordance with the terms hereof, the Term shall automatically renew for successive one-year periods upon the terms and subject to the conditions set forth herein, commencing June 1, 2023 unless either the Company or the Executive gives the other party written notice, at least ninety (90) days prior to the end of such initial or extended Term, of its or his intention not to renew this Agreement or the employment of the Executive. A non-renewal of the Term by the Company in accordance with this Section II shall be treated as a termination without Cause (as defined below), and a non-renewal of the Term by Executive in accordance with this Section II shall be treated as a termination without Good Reason (as defined below).

III.

POSITION. During the Term, the Executive shall serve as CEO of the Company performing duties commensurate with the position and such additional duties as may be assigned by the Board of Directors of the Company (the “Board”). On or promptly following the Effective Date, Executive shall be appointed to the Board.  During the Term, the Company shall nominate Executive to the Board at the expiration of each term as a director, and shall use its commercially reasonable efforts to cause the Executive to be re-elected to the Board at the expiration of each term as a director and to have the Executive serve as a member of the Board throughout his service during the Term. If re-elected by the Company’s stockholders, the Executive agrees to serve, without any additional compensation, on the Board, and if asked by the Board, the Executive agrees to serve, without any additional compensation, as a director on the board of directors of any subsidiary of the Company, and/or in one or more officer positions with the Company and/or any subsidiary of the Company. If the Executive’s employment is terminated for any reason, whether such termination is voluntary or involuntary, the Executive shall resign as a director and officer of the Company (and any of its subsidiaries), such resignation to be effective no later than the Date of Termination.

IV.

DUTIES. During the Term, the Executive shall devote the Executive’s full business time and attention to the business and affairs of the Company and will not engage in any other business activity or serve on the board of any other entity without the prior approval of the Board; provided, however, that the Executive may devote reasonable periods of time to charitable and community activities and/or manage his personal affairs, so long as any such board service and other activities do not interfere, in the Board’s reasonable discretion, with the performance of the Executive’s responsibilities under this Agreement.

V. COMPENSATION / BENEFITS.

A.

Base Salary. The Executive’s initial annual base salary as of the Start Date will be $900,000 (as it may be adjusted as provided herein, the “Base Salary”). The amount of the Base Salary shall be reviewed not less than annually and may, in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”), be increased from time to time during the Term.  The Base Salary shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices, and is subject to all proper taxes and withholding. The Base Salary rate at which the Executive is being compensated on the Date of Termination (disregarding any reduction in Base Salary described in clause (a) of the definition of “Good Reason” set forth in Section VI.F.1 hereof) shall be the Base Salary rate used in determining the severance amounts payable to the Executive hereunder.

B.

Annual Bonus Plan.  For fiscal year 2020, Executive will be eligible to receive an annual bonus (“Bonus”) in cash of up to 100% of Base Salary.  Bonus for fiscal year 2020 shall be subject to such performance objectives as are mutually agreed to by the parties, and one-third of such Bonus will be paid 90 days after the Start Date.  Beginning in fiscal year 2021, Executive will be eligible to receive a Bonus in cash, with a target equal to 100% of Base Salary. The annual bonus program will be established by the Compensation Committee of the Board and may consist of a combination of individual performance objectives and corporate-level performance metrics; provided that the portion of the Executive’s Bonus based on corporate-level performance metrics shall not be less than 75%. Corporate-level performance metrics for the Executive will have a maximum of 200% of target. Except as set forth above, the Bonus shall be structured and paid in accordance with the terms and conditions of the bonus program established by the Compensation Committee of the Board.

C.	Inducement Award. On or effective as of the Start Date, Executive will be granted an inducement award of restricted stock units (“Inducement RSUs”) with respect to 500,000 shares of common stock, par value $0.001 (“Common Stock”), of the Company. The Inducement RSUs will be subject to the terms and conditions set forth in the applicable award agreement.

D.

LTI Awards.  On or effective as of the Start Date, Executive will be granted a long-term incentive award consisting of (1) restricted stock units (“RSUs”) with respect to 150,000 shares of Common Stock and (2) market stock units (“MSUs”) with respect to 150,000 shares of Common Stock (at target).  The MSUs will be issued pursuant to the Company’s Second Amended and Restated 2014 Stock Incentive Plan.  The RSUs and MSUs will be subject to the terms and conditions set forth in the respective award agreements.

E.

Relocation.  Executive hereby acknowledges and agrees that he will relocate his primary residence to the Nashville, Tennessee metropolitan area as soon as reasonably practicable following the Start Date, but in no event later than September 1, 2020. In connection therewith, the Company or its designee shall: (1) purchase Executive’s current primary residence for fair market value, to be determined by the average of two (2) appraisals (or the average of three (3) appraisals in the event the initial appraisals differ by more than ten (10%) percent); and (2) reimburse or pay, as applicable, for all costs related to his relocation consistent with Company's relocation policy for executives, as currently in effect.

F.

Other Benefits. In addition to the benefits specifically provided for herein, during the Term, the Executive shall be entitled to participate in those benefit plans that are maintained by the Company for senior executive officers generally according to the terms of such plans.  Additionally, the Executive will be entitled to reimbursement of up to $20,000 annually for costs incurred in connection with tax services.  Also, during the Term, the Executive shall be entitled to fringe benefits and perquisites at the same level as those benefits are provided by the Company from time to time to senior executive officers of the Company generally.  However, nothing herein shall require the Company to establish and/or maintain any such plans.

VI.

TERMINATION OF AGREEMENT. The Executive’s employment under this Agreement shall not be terminated except as set forth in Section II or this Section VI. Any reference to (i) the date of termination of the Executive’s employment in accordance with Section II or (ii) the date of delivery of a notice of termination or resignation by either the Company or the Executive in this Section VI shall constitute the “Date of Termination,” unless otherwise set forth herein.  For purposes of this Agreement, the Executive will be deemed to have terminated employment when the Executive has a “separation from service” from the Company as determined in accordance with Treasury Regulation 1.409A-1(h).

A.

By Mutual Consent. The Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and the Executive upon such terms as are agreed upon between the parties.

B.

Death. If the Executive dies during the Term of this Agreement, the Company shall pay the Executive’s Base Salary due through the date of the Executive’s death plus any earned, but unpaid, bonus under any applicable bonus plan, which amounts will be paid to the Executive’s designated beneficiary within thirty (30) days of the Executive’s death, with the date of such payment chosen by the Company in its sole discretion. The vesting, settlement and exercisability (if applicable) of any outstanding stock options, restricted stock, restricted stock units and any other equity or special incentives (collectively, “Incentive Awards”), shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties at the time of the Executive’s death.  The Company shall then have no further obligations to the Executive or any representative of the Executive’s estate or heirs, except that the Executive’s estate or beneficiaries, as the case may be, shall be paid such amounts as may be payable under the Company’s life insurance policies and other plans as they relate to benefits following death then in effect.

C.	Disability

1.	The Executive’s employment may be terminated by written notice by either party to the other party, when:

a.	the Executive suffers a physical or mental disability entitling the Executive to long-term disability benefits under the Company’s long-term disability plan, if any, or

b.

in the absence of a Company long-term disability plan, the Executive is unable, as reasonably determined by the Board (or any designated Committee of the Board), to perform the essential functions of the Executive’s regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

2.	If the Executive’s employment is terminated under this Section VI.C, the Executive shall be entitled to receive:

a.

all Base Salary and benefits due to the Executive through the Date of Termination, plus any earned, but unpaid, bonus under any applicable Bonus Plan (in each case, payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), plus a pro-rata portion of any annual bonus for the year in which the Date of Termination occurs, based on actual Company performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.

an amount equal to the Executive’s Base Salary for a total of twenty-four (24) months following the Date of Termination, reduced by any disability insurance payments the Executive receives as a result of the Executive’s disability, which shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination; and

c.

a lump sum amount, payable by the Company concurrent with the payment provided for in Section VI.C.2.a hereunder, equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion) for its share of the cost of premiums, and related administrative fees, for group health (medical, dental and vision) continuation coverage for the Executive and the Executive’s eligible dependents, for substantially the same level of benefits as in effect immediately prior to the Date of Termination and for a period equal to twenty-four (24) months. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties, under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform such sentence in such manner as is necessary to comply with PPACA.

3.

The vesting, settlement and exercisability (if applicable) of all Incentive Awards shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties on the Date of Termination.

D.	By the Company for Cause

1.

The Executive’s employment may be terminated by the Company by written notice to the Executive specifying the event(s) relied upon for such termination upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination):

a.	the continued failure by the Executive to substantially perform the Executive’s duties after written notice and failure to cure within sixty (60) days;

b.	conviction of a felony or engaging in misconduct which is materially injurious to the Company, monetarily or to its reputation or otherwise, or which would damage Executive’s ability to effectively perform the Executive’s duties; or

c.	willful violation of Company policies or procedures after written notice and failure to cure within thirty (30) days.

2.

If the Executive’s employment is terminated under this Section VI.D, the Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to the Executive under this Agreement through the Date of Termination, and no more.

3.

The vesting, settlement and exercisability (if applicable) of all Incentive Awards shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties on the Date of Termination.

E.	By the Company Without Cause

1.

The Executive’s employment may be terminated by the Company at any time without Cause by delivery of a written notice of termination to the Executive. If the Executive’s employment is terminated under this Section VI.E, the Executive shall be entitled to receive:

a.

all Base Salary and benefits due to the Executive through the Date of Termination, plus any earned, but unpaid, bonus under any applicable Bonus Plan (in each case, payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), plus a pro-rata portion of any annual bonus for the year in which the Date of Termination occurs, based on actual Company performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.

an amount equal to the Executive’s Base Salary for a total of twenty-four (24) months following the Date of Termination, which shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination; and

c.

a lump sum amount, payable by the Company concurrent with the payment provided for in Section VI.E.1.a hereunder, equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion) for its share of the cost of premiums, and related administrative fees, for group health (medical, dental and vision) continuation coverage for the Executive and the Executive’s eligible dependents, for substantially the same level of benefits as in effect immediately prior to the Date of Termination and for a period equal to twenty-four (24) months. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties, under PPACA and related regulations and guidance promulgated thereunder, the parties agree to reform such sentence in such manner as is necessary to comply with PPACA.

2.

The vesting, settlement and exercisability (if applicable) of all Incentive Awards shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties on the Date of Termination.

F.	By the Executive for Good Reason

1.

The Executive’s employment may be terminated by the Executive by written notice of the Executive’s resignation delivered within sixty (60) days after the occurrence of any of the following events, each of which shall constitute “Good Reason” for resignation:

a.	a reduction in the Executive’s Base Salary (unless such reduction is part of an across the board reduction affecting all senior officers of the Company);

b.

except for relocation to the Nashville, Tennessee metropolitan area, a requirement by the Company to relocate the Executive to a location that is greater than twenty-five (25) miles from the location of the office in which the Executive performs the Executive’s duties hereunder at the time of such relocation;

c.

in connection with a Change in Control, a failure by the successor person or entity, or the Board, either to honor this Agreement or to present the Executive with an employment agreement containing provisions substantially similar to this Agreement or otherwise satisfactory to the Executive and which is executed by the Executive; or

d.

a reduction in the Executive’s title, or a material and adverse change in the Executive’s status and responsibilities, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with the Executive’s title and responsibilities, including following a Change in Control, if the Executive no longer serves as the Chief Executive Officer of the acquiring or successor company reporting to the board of directors (or other governing body) of such entity.

2.

The Executive shall give the Company written notice of the Executive’s intention to resign for Good Reason (stating the reason therefor) within sixty (60) days after the occurrence of one of the events stated in Section VI.F.1.a, b, c or d above (collectively, the “Good Reason Events”), and the Company shall have sixty (60) days (the “Cure Period”) thereafter to rescind the Good Reason Event(s), in which event the Executive no longer shall have the right to resign for Good Reason. If the Company fails to rescind the Good Reason Event(s) before the expiration of the Cure Period, then the Executive may resign for Good Reason and receive the benefits described below so long as the resignation for Good Reason occurs within sixty (60) days following the expiration of the Cure Period, otherwise the right to resign on the basis of that Good Reason Event(s) shall be deemed to have been waived. If the Executive resigns for Good Reason, the Executive shall be entitled to receive:

a.

all Base Salary and benefits due to the Executive through the Date of Termination, plus any earned, but unpaid, bonus under any applicable Bonus Plan (in each case, payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), plus a pro-rata portion of any annual bonus for the year in which the Date of Termination occurs, based on actual Company performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.

an amount equal to Executive’s Base Salary for a total of twenty-four (24) months following the Date of Termination, which shall be paid to the Executive periodically at the regular payroll dates commencing as of the Date of Termination; and

c.

a lump sum amount, payable by the Company concurrent with the earlier payment provided for in Section VI.F.2.a hereunder, equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion) for its share of the cost of premiums, and related administrative fees, for group health (medical, dental and vision) continuation coverage for the Executive and the Executive’s eligible dependents, for substantially the same level of benefits as in effect immediately prior to the Date of Termination and for a period equal to twenty-four (24) months. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties, under PPACA and related regulations and guidance promulgated thereunder, the parties agree to reform such sentence in such manner as is necessary to comply with PPACA.

3.

The vesting, settlement and exercisability (if applicable) of all Incentive Awards shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties on the Date of Termination.

G.	By the Executive Without Good Reason

1.

The Executive may terminate the Executive’s employment at any time by delivery of a written notice of resignation to the Company no less than sixty (60) days and no more than ninety (90) days prior to the effective date of the Executive’s resignation.

2.	The Executive shall receive all Base Salary and benefits due under this Agreement through the Date of Termination, and no more.

3.

The vesting, settlement and exercisability (if applicable) of all Incentive Awards shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties on the Date of Termination.

H.	On or Following a Change in Control

1.

If the Executive’s termination of employment without Cause (pursuant to Section VI.E) or for Good Reason (pursuant to Section VI.F) occurs on or within twelve (12) months following a Change in Control, the Executive shall be entitled to receive:

a.

all Base Salary and benefits due to the Executive through the Date of Termination, plus any earned, but unpaid, bonus under any applicable Bonus Plan (in each case, payable within thirty (30) days of the Date of Termination, with the date of such payment determined by the Company in its sole discretion), plus a pro-rata portion of any annual bonus for the year in which the Date of Termination occurs, based on the greater of target or actual Company performance, which pro rata annual bonus amount will be determined after the end of the fiscal year for which the Bonus Plan was in place and paid in accordance with the terms of such Bonus Plan;

b.

an amount equal to the sum of (i) Executive’s Base Salary for a total of thirty (30) months following the Date of Termination and (ii) bonus in respect of the greater of (A) the year prior to the occurrence of the Change in Control and (B) the year in which the Date of

Termination occurs (in each case of (i) and (ii), payable in a lump sum within thirty (30) days of the Date of Termination); and

c.

a lump sum amount, payable by the Company concurrent with the payment provided for in Section VI.H.1.a hereunder, equal to the Company’s estimated obligation (as determined by the Company in the reasonable exercise of its discretion) for its share of the cost of premiums, and related administrative fees, for group health (medical, dental and vision) continuation coverage for the Executive and the Executive’s eligible dependents, for substantially the same level of benefits as in effect immediately prior to the Date of Termination and for a period equal to twenty-four (24) months. Notwithstanding the foregoing, if the Company’s payment pursuant to the foregoing sentence would violate the nondiscrimination rules applicable to non-grandfathered plans, or result in the imposition of penalties, under PPACA and related regulations and guidance promulgated thereunder, the parties agree to reform such sentence in such manner as is necessary to comply with PPACA.

2.

The vesting, settlement and exercisability (if applicable) of all Incentive Awards shall be governed by the terms of the applicable award agreements to which the Company and the Executive are parties on the Date of Termination.

3.	Payments pursuant to this Section VI.H shall be made in lieu of, but not in addition to, any payment under any other paragraph of this Section VI.

4.	For the purposes of this Agreement, a “Change in Control” shall mean any of the following events:

a.

any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business); or

b.

as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transaction are held in the aggregate by the holders of the Company’s securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction.

Notwithstanding the foregoing, to the extent that (i) any payment under this Agreement is payable solely upon or following the occurrence of a Change in Control and (ii) such payment is treated as “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a Change in Control shall mean a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

5.

Notwithstanding any other provision of this Agreement to the contrary, if any payments or benefits Executive would receive from the Company pursuant to this Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments will be adjusted to equal the Reduced Amount. The “Reduced Amount” will be either (1) the entire amount of the Payments, or (2) an amount equal to the largest portion of the Payments that would result in no portion of any of the Payments (after reduction) being subject to the Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments.  If a reduction in the Payments is to be made so that the amount of the Payments equals the Reduced Amount, the Payments will be paid only to the extent permitted under the Reduced Amount alternative; provided, that in the event the Reduced Amount is paid, the Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

I.

Release of Claims. The Company shall not be required to make the payments and provide the benefits specified in Sections VI.C through VI.H, other than accrued but unpaid Base Salary, earned but unpaid Bonus and benefits due to the Executive through the Date of Termination (the “Accrued Amounts”), unless (1) the

Executive has executed and delivered to the Company an enforceable release of claims in the form attached as Exhibit A hereto (the “Release”); (2) the Release becomes irrevocable within 30 days following the Date of Termination, and (3) Executive continues to comply with Executive’s restrictive covenants obligations to the Company as set forth in Section IX. Any payments or benefits specified in Sections VI.C through VI.H, other than the Accrued Amounts, payable during such thirty (30) day period shall be withheld and shall be paid to the Executive on the first payroll date following on or after the thirtieth (30th) day following the Executive’s termination of employment. In the event the release is not executed and delivered to the Company in accordance with this Section VI.I, the payments and benefits specified in Sections VI.C through VI.H, other than the Accrued Amounts, shall be forfeited.

J.

Delay of Payments Pursuant to Section 409A.  It is intended that (1) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code and (2) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v).  Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Company and (ii) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement then such payments shall be delayed until the date that is six months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of the Executive’s death.  Any payments delayed pursuant to this Section VI.J shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of Executive’s employment or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, such amount shall be paid in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) any such reimbursement or payment may not be subject to liquidation or exchange for another benefit.  In addition, notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.  For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.

VII.

REPRESENTATIONS. The Executive represents and warrants that the Executive is not a party to any agreement or instrument which would prevent the Executive from entering into or performing the Executive’s duties in any way under this Agreement.

VIII.

ASSIGNMENT, BINDING AGREEMENT. This Agreement is a personal contract and the rights and interests of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by the Executive, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

IX.CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

A.	The Executive acknowledges that:

1.

the business of providing fitness, nutrition, wellness and social connections solutions, as well as weight management, home food delivery and/or well-being support services, coaching, management or any other products or services that the Company provides to its customers as of the Termination Date (collectively, the “Business”; provided, however, that the term “Business” shall not include retailers who resell the Company’s products or products provided by the Company’s competitors) is intensely competitive and that the Executive’s employment by the Company will require that the Executive have access to and knowledge of certain confidential information of the Company, which includes, without limitation, information relating to the Company’s strategy, business plans, financial data, technical information, processes, formulae, compositions, systems, techniques, inventions, computer programs and software developed for the Company, research projects, customer and client lists and data, contracts and other trade secrets, pricing data, sources of supply, personnel records, sales and marketing methods, marketing plans, marketing programs, production, merchandising systems and plans and other information confidential to the Company (collectively, “Confidential Information”);

2.

the use or disclosure of Confidential Information other than in furtherance of the Business may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Business; and

3.	the engaging by the Executive in any of the activities prohibited by this Section IX shall constitute improper appropriation and/or use of Confidential Information.

The Executive expressly acknowledges the trade secret status of the Company’s Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company. Other than as may be required in the performance of the Executive’s duties, Executive expressly agrees not to use or disclosure such Confidential Information to anyone outside the Company without prior permission of the Company.

B.

The “Company” (which shall be construed to include the Company, its subsidiaries and their respective affiliates, including without limitation, Nutrisystem, Inc. and its subsidiaries and affiliates) and the Executive agree that for a period of twenty-four (24) months after the Date of Termination (for any reason, except as provided in Section IX.C below):

1.

The Executive shall not engage in Competition, as defined below, with the Company or its subsidiaries within any market where the Company is conducting the Business at the time of termination of the Executive’s employment hereunder. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting the Executive’s name to be used in connection with the activities of any entity engaged in the Business; provided that, it shall not be a violation of this Section IX.B.1 for the Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Exchange Act, provided, that the Executive does not participate in the business of such corporation until such time as this covenant expires; and

2.	The Executive shall not, directly or indirectly, for the Executive’s benefit or for the benefit of any other person or entity, do any of the following:

a.	solicit from any customer, doing business with the Company as of the Date of Termination, business of the same or of a similar nature to the Business of the Company with such customer;

b.

solicit from any known potential customer of the Company business of the same or of a similar nature to that which, to the knowledge of the Executive, has been the subject of a written or oral bid, offer or proposal by the Company, or of substantial preparation with a view to making such a bid, proposal or offer, within twenty-four (24) months prior to the Date of Termination; or

c.

recruit or solicit the employment or services of any person who was employed by the Company as of the Date of Termination and is employed by the Company at the time of such recruitment or solicitation.

3.

The Executive acknowledges that the services to be rendered by the Executive to the Company are of a special and unique character, which causes this Agreement to be of significant value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by the Executive of any of the provisions contained in this Section IX will cause the Company irreparable injury. The Executive therefore agrees that the Company will be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining the Executive from any such violation or threatened violations. The Executive acknowledges that the terms of this Section IX and its obligations are reasonable and will not prohibit the Executive from being employed or employable in the health care industry.

C.	The period during which the prohibitions set forth in Section IX.B are in effect shall be extended by any period or periods during which the Executive is in violation of Section IX.B.

D.

If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

X.

INVENTIONS AND PATENTS.  The Executive agrees that all processes, technologies and inventions (collectively, “Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive’s inventorship.

XI.

INTELLECTUAL PROPERTY.  Notwithstanding and without limiting the provisions of Section X, the Company shall be the sole owner of all the products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder), the Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

XII.

ENTIRE AGREEMENT. This Agreement contains all the understandings between the parties pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or written, previously entered into by them with respect thereto. The Executive represents that, in executing this Agreement, the Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has had the opportunity to be represented by counsel of the Executive’s choosing.

XIII.

AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

XIV.

NOTICES. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier, facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice in writing:

  To the Executive at:To the Company at:

Address on File at Tivity Health	Tivity Health, Inc. 701 Cool Springs Blvd. Franklin, TN 37067 Attn: Legal Department

Any notice delivered personally or by courier shall be deemed given on the date delivered. Any notice sent by facsimile, registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

XV.

SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

XVI.

SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

XVII.

GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of Tennessee, without regard to the principles of conflicts of law thereof, and venue for any dispute shall be the United States District Court for the Middle District of Tennessee.

XVIII.

ATTORNEYS’ FEES.  The Company shall reimburse Executive for the reasonable attorneys’ fees incurred by him relating to the negotiation and documentation of this Agreement and any related agreements, subject to a maximum of $15,000.

XIX.

D&O COVERAGE; INDEMNIFICATION.  During the Term, the Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director.  In addition, the Executive shall be indemnified by the Company for acts taken within the scope of his employment with the Company or service on the Board to the maximum extent permitted by applicable law. The Executive’s rights under this Section XIX shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

XX.

WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT. THE PROVISIONS OF THIS SECTION XX SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

XXI.

HEADINGS. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

XXII.	COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

Date:	May 20, 2020	By:	/s/ Richard M. Ashworth
Richard M. Ashworth

TIVITY HEALTH, INC.

Date:	May 20, 2020	By:	/s/ Anthony Sanfilippo
		Name:	Anthony Sanfilippo
		Title:	Chairman of the Board of Directors

[Signature Page to Employment Agreement]

EXHIBIT A

RELEASE OF CLAIMS

In connection with the termination of my employment with Tivity Health, Inc. (the “Company”) effective as of __________ ________, and in consideration of the payments and other benefits set forth in the Employment Agreement (the “Employment Agreement”) dated May 20, 2020 between me and Tivity Health, Inc. (the “Company”), I, Richard M. Ashworth, hereby furnish the Company, with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Company, that I am not otherwise entitled to receive, I, on behalf of myself, my executors, heirs, administrators, and assigns, hereby release and forever discharge the Company together with its directors, managers, officers, employees, members, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (the “Released Parties”), from any and all claims, liabilities and obligations, both known and unknown, suspected or claimed against any of the Released Parties related to (a) my employment with the Company or the termination of that employment; (b) my compensation or benefits from the Company or any of the Released Parties, including, but not limited to, salary, bonuses, commissions, vacation pay, severance pay, or fringe benefits, except to the extent provided below; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing, to the extent related to my employment with the Company or the termination of that employment; (d) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy, to the extent related to my employment with the Company or the termination of that employment; (e) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), and the Employee Retirement Income Security Act; each as may be amended from time to time, to the extent related to my employment with the Company or the termination of that employment; and (f) any applicable local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation, to the extent related to my employment with the Company or the termination of that employment.

Nothing in this Release and Waiver shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits.  In addition, nothing in this Release and Waiver will be construed to affect any of the following claims, all rights in respect of which I reserve: (a) reimbursement of unreimbursed business expenses properly incurred prior to my termination date in accordance with the Company’s policy; (b) claims under the equity award agreements in respect of vested restricted stock units or performance stock units held by me as of the date hereof solely in my capacity as a holder thereof as detailed on Exhibit A hereto; (c) claims as an equityholder in the Company (including any rights I have arising under operative documents applicable to me in such capacity); (d) any vested benefits to which I am entitled under any employee benefit plans or programs of the Company in which I participate; (e) any claim for unemployment compensation or workers’ compensation administered by a state government to which I am presently or may become entitled; (f) any claim that the Company has breached this Release and Waiver; and (g) indemnification as an officer or director of the Company (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to my service in such capacity.

I acknowledge and agree that as of the date I execute this Release and Waiver, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs, or that I have fully disclosed to the Company, in writing, any such matters.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against the Company regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of the Company. I acknowledge that in accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude me from bringing a lawsuit to challenge the validity of the release language contained in this Release and Waiver.

Moreover, I agree that this Release and Waiver will not prevent me from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation.  However, to the fullest extent permitted by law, I agree to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which I may be entitled as a result of any claim, charge, or complaint against the Company and agree to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that I could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Release and Waiver.  The parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired.

I acknowledge my continuing obligations under Section IX of the Employment Agreement and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my obligations under Section IX of the Employment Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by any member of the Company or any other person released hereunder that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company (other than me).

[remainder of page intentionally left blank; signature page follows]

Date:By:

Richard M. Ashworth

TIVITY HEALTH, INC.

Date:By:Name: Anthony Sanfilippo

Title: Chairman of the Board of Directors